Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan of Altair Engineering Inc. of our reports dated March 2, 2020, with respect to the consolidated financial statements and schedule of Altair Engineering Inc. and the effectiveness of internal control over financial reporting of Altair Engineering Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

March 2, 2020